Exhibit 10.1

Amendment to Executive Indexed Salary Continuation Plan
hereinafter the
“Supplemental Executive Retirement Plan”

     Whereas, The Marion Bank (the “Bank”) and Gary E. Pendleton (“Executive”) have previously entered into an Executive Indexed Salary Continuation Plan, dated December 30, 1996 and related Endorsement Method Split Dollar Plan Agreement of even date therewith (hereinafter collectively the “Plan”); and

     Whereas, the parties desire to amend and restate the Plan as permitted by section VI.C thereof by their mutual consent;

     Now therefore, effective September 16, 2004, the parties agree to amend and restate the Plan in its entirety as follows:

     The Executive and the Bank agree as follows:

Lifetime Benefits

     1 Retirement Benefit. Upon Termination of Employment on or after the Normal Retirement Age of age 65 (hereinafter “Normal Retirement Age”) the Bank shall pay to the Executive a nonqualified retirement benefit, as provided for herein, for the remainder of his life.

     2. Amount of Benefit. The annual benefit to be provided Executive shall be an amount per annum set forth on Schedule 2 hereof. The Bank’s Board of Directors, in its sole discretion, may increase the annual benefit provided for in Schedule 2.

     3. Disability Benefit. If the Executive terminates employment due to Disability prior to Normal Retirement Age, the Bank shall pay to the Executive the benefit provided for in Section 2 hereof, as though he had reached Normal Retirement on the date of such Disability. For purposes hereof Disability shall mean, if the Executive is covered by a Bank-sponsored disability policy, total disability as defined in such policy without regard to any waiting period. If the Executive is not covered by such a policy, Disability means the Executive suffering a sickness, accident or injury which, in the judgment of a physician satisfactory to the Bank, prevents the Executive from performing substantially all of the Executive’s normal duties for the Bank. As a condition to receiving any Disability benefits, the Bank may require the Executive to submit to such physical to mental evaluations and tests as the Bank’s Board of Directors deems appropriate.

     4. Pre-Retirement Death Benefit. Upon the death of the Executive prior to reaching Normal Retirement Age, the Bank shall pay the Benefit provided for in Section 2 hereof, to his spouse, Donna J. Pendleton, if then living, for her life as though Executive had reached Normal Retirement Age on the date of his death.

     5. Post-Retirement Death Benefit. Upon the death of the Executive after reaching Normal Retirement Age, the Bank shall continue to pay the Benefit provided for in Section 2 hereof, to his spouse, Donna J. Pendleton, if then living, for her life.

     6. Minimum Benefit. In The event that Executive and his spouse, Donna J. Pendleton, have received less than $750,000 of total cash payments at the time of the completion of the payment obligations otherwise provided for hereunder, the Bank shall pay to the persons identified in Beneficiary Designation Form attached hereto (as amended by Executive from time to time), and as directed by Executive therein, a final payment equal to the difference between $750,000 and the then total of the payments made pursuant to this Agreement. In the event Executive shall fail to complete a Beneficiary Designation Form such payment shall be made to his estate.

General Limitations

     7. Payment of Benefit. The Bank shall pay the annual benefit provided for in Section 2 hereof in 12 equal monthly installments, payable on the first day of each month commencing with the month following the Executive’s Normal Retirement Date, Disability or death.

     8. Termination for Cause. Notwithstanding any provision of this Agreement to the Agreement to the contrary, the Bank shall not pay any benefit under this Agreement if the Bank terminates the Executive’s employment for:

     (a) Gross negligence or gross neglect of duties; or

     (b) Commission of a felony or of a gross misdemeanor involving moral turpitude.

     9. Removal. If the Executive is removed from office and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e)(4) or (g)(1), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order.

Claims and Review Procedures

     10. Claims Procedure. The Bank shall notify any person or entity that makes a claim against the Agreement (the “Claimant”) in writing, within ninety (90) days of Claimant’s written application for benefits, or his or her eligibility or noneligibility for benefits under the Agreement. If the Bank determines that the Claimant is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) a specific reference to the provisions of the Agreement on which the denial is based, (3) a description of any additional information or material necessary for the claimant to perfect his or her claim, and a description of why it is needed, and (4) an explanation of the Agreement’s claims review procedure and other appropriate information as to the steps to be taken if the Claimant wishes to have the claim reviewed. If the Bank determines that there are special circumstances requiring additional time to make a decision, the Bank shall notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional ninety (90) days.

     11. Review Procedure. If the Claimant is determined by the Bank not to be eligible for benefits, or if the Claimant believes that he or she is entitled to greater or different benefits, the Claimant shall have the opportunity to have such claim reviewed by the Bank by filing a petition for review with the Bank within sixty (60) days after receipt of the notice issued by the Bank. Said petition shall state the specific reasons which the Claimant believes entitle him or her to benefits or to greater or different benefits. Within sixty (60) days after receipt by the Bank of the petition, the Bank shall afford the Claimant (and counsel, if any) an opportunity to present his or her position to the Bank verbally or in writing, and the Claimant (or counsel) shall have the right to review the pertinent documents. The Bank shall notify the Claimant of its decision in writing within the sixty-day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the Claimant and the specific provisions of the Agreement on which the decision is based. If, because of the need for a hearing, the sixty-day period is not sufficient, the decision may be deferred for up to another sixty (60) days at the election of the Bank, but notice of this deferral shall be given to the Claimant.

Amendments and Termination

     12. Amendment. This Agreement may be amended or terminated only by a written agreement signed by the Bank and the Executive.

Miscellaneous

     13. Binding Effect. This Agreement shall bind the Executive and the Bank, and their beneficiaries, survivors, executors, successors, administrators and transferees.

     14. No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Bank, nor does it interfere with the Bank’s right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

     15. Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

     16. Successors. The Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Bank, by an assumption agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform this Agreement if no such succession had taken place. Failure of the Bank to obtain such assumption agreement prior to the effectiveness of any such succession shall be a breach of this Agreement.

     17. Tax Withholding. The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

     18. Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of Ohio.

     19. Unfunded Arrangement. The Executive and beneficiary are general unsecured creditors of the Bank for the payment of benefits under this Agreement. The benefits represent the mere promise by the Bank to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive’s life is a general asset of the Bank to which the Executive and beneficiary have no preferred or secured claim.

     20. Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

     21. Administration. The Bank shall have powers which are necessary to administer this Agreement, including but not limited to:

     (a) Interpreting the provisions of the Agreement;

     (b) Establishing and revising the method of accounting for the Agreement;

     (c) Maintaining a record of benefit payments; and

     (d) Establishing rules and prescribing any forms necessary or desirable to administer the Agreement.

     22. Named Fiduciary. The Bank shall be the named fiduciary and plan administrator under the Agreement. The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

     23. Severability. If for any reason any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held so invalid, and each such other provision shall, to the full extent consistent with the law, continue in full force and effect. If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provision, not held so invalid, and the rest of such provision, together with all other provisions of this Agreement shall, to the full extent consistent with the law, continue in full force and effect.

     24. Headings. The headings of Sections herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement.

     25. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid, to the following addresses or to such other address as either party may designate by like notice.

(a) If to the Bank, to:

Chairman of the Board
The Marion Bank
111 Main Street
Marion, OH 43302

(b) If to the Executive, to:

Mr. Gary E. Pendleton
2111 Marion Edison Rd.
Marion, Ohio 43302

and to such other or additional person or persons as either party shall have designated to the other party in writing by like notice.

     IN WITNESS WHEREOF, the Executive and a duly authorized Bank officer have signed this Agreement.

EXECUTIVE:	The Marion Bank:

/s/ Gary E Pendleton	/s/ Fred K White

Parent Corporation Guarantee

     Ohio State Bancshares, Inc, the sole shareholder of The Marion Bank, in consideration of mutual benefits contained herein, hereby provides its unconditional guarantee of the obligations of The Marion Bank under the terms of the forgoing Supplemental Executive Retirement Plan (the “SERP Plan”). Pursuant to this guarantee Ohio State Bancshares, Inc. agrees to pay and discharge any and all obligations of The Marion Bank under the terms of the forgoing SERP Plan. The guarantee provide for herein has been duly authorized by the Board of Directors of Ohio State Bancshares, Inc. on the 19th day of August, 2004, and this guarantee has been executed this 16th day of September, 2004, the Chairman of the Board of Ohio State Bancshares, Inc.

Ohio State Bancshares, Inc.
/s/ Fred K. White
By: Fred K. White
Chairman of the Board

Schedule 2 – Executive Supplemental Retirement Plan – Gary E. Pendleton

Annual
Payment Year	Benefit
1	$75,000
2	$75,000
3	$75,000
4	$75,000
5	$75,000
Thereafter	$80,000